UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 18, 2005

Maytag Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-655	42-0401785
(Commission File Number)	(IRS Employer Identification No.)

403 West Fourth Street North, Newton Iowa	50208
(Address of Principal Executive Offices)	(Zip Code)

(641) 792-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 18, 2005, the Compensation Committee of the Board of Directors of Maytag Corporation (“Maytag”) approved a Performance Retention Agreement between the Company and Steven J. Klyn, the Company’s Vice President & Treasurer. The agreement provides for the payment of an aggregate of $100,000 on various dates during a two-year period if Mr. Klyn remains employed by the Company through such dates, which continue up to December 31, 2007, and he meets certain performance criteria. If the Company terminates Mr. Klyn’s employment for any reason during the term of the agreement other than for “Cause,” as defined in the agreement, the Company will be required to pay Mr. Klyn the remaining unpaid amounts under the agreement. In addition, the agreement increases Mr. Klyn’s annual salary from $196,800 to $210,000 effective July 1, 2005.

As announced in the Company’s April 22, 2005 earnings release, the Company plans to enter into a new financing plan to fund the Company’s business initiatives, which will include a new credit agreement and finalizing plans to refinance 2006 debt maturities. Mr. Klyn plays an important role in this process and the Company wants to ensure his continuing involvement in this strategy.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

The exhibits accompanying this report are listed in the accompanying Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAYTAG CORPORATION

Date: May 24, 2005	By:	/s/ George C. Moore
	Name:	George C. Moore
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith.

Exhibit No.
99	Performance Retention Agreement between the Company and Steven J. Klyn, the Company’s Vice President & Treasurer.